Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-4 of PolyOne Corporation of our report dated April 28, 2011, relating to our audits of the consolidated financial statements of ColorMatrix Group, Inc and Subsidiaries as of and for the years ended December 31, 2010 and 2009, which appear in the Current Report on Form 8-K/A of PolyOne Corporation filed on March 2, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Cedar Rapids, Iowa
February 1, 2013